Exhibit 99.1

Primoris Services Corporation Provides Business Update

Updates Financial Outlook and Announces Chief Operating Officer Departure

Announces New Project Awards and Share Purchases in the Second Quarter

Dallas, TX – June 22, 2026 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced a series of business updates including the departure of its Chief Operating Officer (“COO”), effective today. The Company also provided an update to its financial outlook for the full year of 2026, which it last updated in May 2026 as part of its first quarter earnings announcement.

Additional Renewables Cost Overruns and Delays

Additional challenges and cost overruns were identified as a result of continued progress on projects in the Company’s Renewables business, including through an ongoing assessment by a third-party industry expert. The expected cost overruns are primarily related to six projects previously discussed by the Company. Two of the six identified projects have been substantially completed in the second quarter, one is expected to be substantially completed early in the third quarter, two are expected to reach substantial completion later in the third quarter and one is expected to be substantially completed in the fourth quarter of 2026.

The Company is also anticipating lower revenue and gross profit for the full year 2026, primarily driven by lower expected revenue and gross profit in the Renewables business. The Company now expects revenue in the Renewables business for the full year 2026 to be approximately $2.1 billion, compared to approximately $3.0 billion for the full year of 2025.

As a result of these temporary headwinds, the Company is issuing updated guidance for the full year 2026. The majority of the developments are expected to be reflected in the Company’s second quarter of 2026 results. For the full year of 2026, net income is expected to be between $71.0 million and $101.0 million. Earnings per share (“EPS”) is expected to be between $1.30 and $1.85 per fully diluted share. Adjusted EPS is estimated in the range of $2.05 to $2.60 per fully diluted share, and Adjusted EBITDA is expected to range from $275.0 to $325.0 million.

Chief Operating Officer Transition

Primoris also announced today the departure of Jeremy Kinch from the COO role. “The Company thanks Jeremy for his contributions and wishes him well on his future endeavors. The management team is committed to pulling together and focusing on enhancements across the enterprise to drive consistent execution and sustainable profitable growth,” said President and Chief Executive Officer, Koti Vadlamudi. While the Company conducts a search for a permanent successor, Mr. Vadlamudi will manage most of the COO responsibilities.

Recent Project Awards

The Company has been awarded several projects during the second quarter of 2026 with a combined value of approximately $2.0 billion, which were secured by the Company’s Energy segment. This positive trend in backlog is primarily focused on the engineering and construction of natural gas generation, industrial, and electric construction services to support power load growth and data centers.

Share Purchase Update

Additionally, the Company announced that it purchased approximately $50 million of common stock during the second quarter, with an average price of approximately $111.29 per share. As of June 22, 2026, the Company had approximately $100 million available for purchase under the authorized share purchase program, which expires on April 30, 2028.

“While we are disappointed by the additional costs experienced on a limited number of projects in our Renewables business, we remain confident in the long-term growth opportunities in our Renewables business and Primoris broadly,” said Koti Vadlamudi, President and Chief Executive Officer. “We are actively bringing the six challenging projects to completion and have taken action to strengthen our pre-construction planning, project management, and project controls processes in the Renewables business. These enhancements position us to better mitigate risk and improve visibility essential for successful project execution going forward.”

Mr. Vadlamudi continued, “Importantly, we are seeing strong demand across our end markets, highlighted by the approximately $2.0 billion in new awards in the Energy segment during the second quarter. We continue to benefit from durable secular tailwinds driving investment in essential infrastructure across North America. Reflecting our confidence in the business and in the future of Primoris, we purchased $50 million of stock during the quarter, and we will continue to be opportunistic in purchasing shares as part of our capital allocation strategy.”

Upcoming Investor Conference Participation

Primoris management expects to participate in the following upcoming investor conferences:

●	2026 J.P. Morgan Natural Resources Conference: An Energy, Power, Renewables & Mining Event – New York, NY on June 24, 2026
●	CJS Securities 26th Annual “New Ideas” Summer Conference – White Plains, NY on July 9, 2026

A copy of the Company’s most recent investor presentation as well as links to any webcasts will be available in the “Events and Presentations” section of the Company’s Investor Relations website, www.prim.com.

Updated Full Year 2026 Outlook

In millions, except per share amounts

	Estimated Range
	Full Year Ending December 31, 2026
	Previous Guidance		Updated Guidance
Net income (GAAP)	$223.0	$234.0	$71.0	$101.0
Diluted earnings per share (EPS)	$4.05	$4.25	$1.30	$1.85
Adjusted EPS	$4.80	$5.00	$2.05	$2.60
Adjusted EBITDA	$480.0	$500.0	$275.0	$325.0

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan and other geopolitical tensions, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments, including risks arising from the inability to successfully integrate acquired businesses; possible information technology interruptions, cybersecurity breaches and threats, and inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; and asset impairments. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2026

(In Millions, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$71.0	$101.0
Non-cash stock-based compensation	25.0	25.0
Amortization of intangible assets	16.0	16.0
Amortization of debt issuance costs	2.0	2.0
Transaction/integration and related costs	14.5	14.5
Income tax impact of adjustments (1)	(16.5)	(16.5)
Adjusted net income	$112.0	$142.0
Weighted average shares (diluted)	54.7	54.7
Diluted earnings per share	$1.30	$1.85
Adjusted diluted earnings per share	$2.05	$2.60

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2026

(In Millions)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$71.0	$101.0
Interest expense, net	40.0	44.0
Provision for income taxes	29.0	41.0
Depreciation and amortization	95.5	99.5
EBITDA	$235.5	$285.5
Non-cash stock-based compensation	25.0	25.0
Transaction/integration and related costs	14.5	14.5
Adjusted EBITDA	$275.0	$325.0